---------------------
                                                    |    OMB APPROVAL     |
                                                    |---------------------|
                                                    |OMB NUMBER: 3235-0167|
                    UNITED STATES                   |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION         |     OCTOBER 31, 2001|
               Washington, D.C.  20549              |ESTIMATED AVERAGE    |
                                                    |BURDEN HOURS         |
                       FORM 15                      |PER RESPONSE ...1.50 |
                                                    |---------------------|


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:   0-20941
                                                                     --------

                       PRECISION RESPONSE CORPORATION
  -----------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

  8151 PETERS ROAD, SUITE 4000, PLANTATION, FLORIDA 33324, (954) 693-3700
  -----------------------------------------------------------------------
                (Address, including zip code, and telephone
                       number, including area code of
                      registrant's principal executive
                                  offices)

                       COMMON STOCK, $0.01 PAR VALUE
  -----------------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
   ----------------------------------------------------------------------
               (Titles of all other classes of securities for
                     which a duty to file reports under
                      section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)    (X)           Rule 12h-3(b)(1)(i)    (X)
       Rule 12g-4(a)(1)(ii)   ( )           Rule 12h-3(b)(1)(ii)   ( )
       Rule 12g-4(a)(2)(i)    ( )           Rule 12h-3(b)(2)(i)    ( )
       Rule 12g-4(a)(2)(ii)   ( )           Rule 12h-3(b)(2)(ii)   ( )
                                            Rule 15d-6             ( )

           Approximate number of holders of record as of the certification or
  notice date:   One

           Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) Precision Response Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  Date:  April 6, 2000                     By:  /s/ Richard D. Mondre
       ---------------------------------      ---------------------------
         Name:  Richard D. Mondre             Title: Executive Vice President,
                                              General Counsel and Secretary


  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.